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                                                                  Exhibit 23(vi)

                           [Stern Stewart Letterhead]


August 3, 1998



SPX Corporation
700 Terrace Point Drive
Muskegon, MI  49443


         We hereby consent to the (i) inclusion of our opinion letter to the Board of Directors of SPX Corporation as Appendix B to the Proxy Statement / Prospectus and (ii) the reference to such opinion in the Proxy Statement / Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Sincerely yours,

STERN STEWART & CO.




By: /s/ Dennis Soter
   -----------------
   Dennis Soter
   Partner